Exhibit 10.6

TECHNOLOGY ASSIGNMENT AGREEMENT

Between

Mr. CHANG, Cho-Po (the “Assignor”)

And

Ms. TSAI, Hsui Ping
(the “Assignee”)

Date: January 7, 2011

TABLE OF CONTENT

1.	Name and scope of the Know-how	1

2.	Warranty	1

3.	Delivery date of relevant materials	2

4.	Transfer fees and the way of payment	2

5.	Technology training	2

6.	Notice	2

7.	The ownership of the improved technology	3

8.	Confidentiality	3

9.	Liability for breach of agreement	4

10.	Rescission of agreement	4

11.	Settlement of dispute	4

12.	Governing law	4

13.	Other	4

Appendix A- Know-how		6

TECHNOLOGY ASSIGNMENT AGREEMENT

This technology assignment agreement (“Agreement”) is entered as of January 7, 2011 。

BETWEEN:
Mr. CHANG, Cho-Po (the “Assignor”), an individual (Republic of China Passport number: 210509619), with his main address located at Apartment NO. 6, Lane NO. 13, Wu Ding Li, Chao Zhou Town, Ping Dong County, TAIWAN.

AND:
Ms. TSAI, Hsui Ping (the “Assignee”), an individual (Hong Kong Permanent Identity Card number: A340436(9)), with her main address located at Suite A2, 9th Floor, Wing Tak Mansion, 17 Sharp Street West, Hong Kong

The Assignor has developed and owned a certain technology know-how regarding the PROCESS AND FORMULA OF PROBIOTICS-BASED ORGANIC FERTILIZER（益生素有机肥料的制备工艺及配方）(the “Know-how”) and hereby assigns and transfers to the Assignee all his right, title and interest in and to all the technology know-how regarding the PROCESS AND FORMULA OF PROBIOTICS-BASED ORGANIC FERTILIZER as set forth in Appendix A of this Agreement.

In consideration of the matters described above, and of the mutual benefits and obligations set forth in this Agreement, both parties agree as follows:

Name and scope of the Know-how

Name: PROCESS AND FORMULA OF PROBIOTICS-BASED ORGANIC FERTILIZER（益生素有机肥料的制备工艺及配方）
Scope: as set forth in Appendix A

Warranty

With regard to the intellectual property and technical standard of the Know-how, the Assignor hereby warrants to the Assignee that:
i.
the Know-how was independently developed by the Assignor and has not been disclosed yet; the Assignor enjoyed all rights, title and interest in the intellectual property over the Know-how and has full power and authority to enter into this Agreement and to make the assignment. The Assignor has not assigned, transferred or licensed the Know-how wholly or partially to any third party. No party will claim right over the Know-how in this Agreement.

ii.
the use of the Know-how will not infringe the intellectual property as well as legal rights and interests of any third party. In case the use of the Know-how infringes the intellectual property as well as legal rights and interests of any third party and therefore causes losses to the Assignee, the Assignor shall compensate the Assignee for all economic losses, including but not limited to the damages claimed by the third party, reconciliation fees, expenses for handling the dispute and relevant litigations (including attorney fees), etc.

iii.
the Assignor will not use the Know-how to produce the PROBIOTICS-BASED ORGANIC FERTILIZER since the execution of this Agreement. The Assignor will not assign, transfer or license the Know-how wholly or partially to any third party after the execution of this Agreement. The Assignor has not applied or will not apply for patent with regard to the Know-how in this Agreement.

iv.	the Know-how is complete, correct and effective. The PROBIOTICS-BASED ORGANIC FERTILIZER can be manufactured successfully by the use of the process and formula assigned by the Assignor.

Delivery date of relevant materials

Within 30 days since the execution of this Agreement, the Assignor shall transfer all the relevant information, documents and materials of the Know-how regarding the PROCESS AND FORMULA OF PROBIOTICS-BASED ORGANIC FERTILIZER to the Assignee.

Transfer fees and the way of payment

The transfer fees of the Know-how in this Agreement are HK$ 1,000.
The Assignee shall pay the Assignor the above non-refundable transfer fees within 30 days since the execution of this Agreement. The Assignee shall remit the above transfer fees to the bank account designated by the Assignor.

Technology training

Upon the receipt of the transfer fees from the Assignee, the Assignor shall immediately arrange technician to provide training regarding the PROCESS AND FORMULA OF PROBIOTICS-BASED ORGANIC FERTILIZER for the Assignee. The place and timing of implementation of the training shall be designated by the Assignee. Any fees occurred during the training shall be borne by the Assignor. After the training, if the Assignee has any questions regarding the Know-how, the Assignor shall provide relevant technical support according to the request of the Assignee.

Notice

All notices under this Agreement shall be deemed to have been fully given when done in writing and deposited in the HONG KONG mail, registered or certified, and address as follows:

To Assignor:
ATTN: Mr. CHANG, Cho-Po
Address: Apartment NO. 6, Lane NO.13, Wu Ding Li, Chao Zhou Town, Ping Dong County, TAIWAN.

To Assignee:
ATTN: Ms. TSAI, Hsui Ping
Address: Suite A2, 9th Floor, Wing Tak Mansion, 17 Sharp Street West, Hong Kong

Either party may change its address upon written notice to the other party.

The ownership of the improved technology

After the execution of this Agreement, the Assignee enjoys the whole rights over the Know-how. Where the Assignee makes improvement on the Know-how, the improved technology shall belong to the Assignee.

Confidentiality

To the extent as agreed in this Agreement and permitted by laws, both parties will exchange their proprietary or confidential information as is reasonably necessary for their performance of the obligations hereof. All information related to this Agreement and provided by one party to the other, whether oral or written shall be regarded as confidential information (the “Confidential Information”).

The Confidential Information includes related technical information and operational information which have not been disclosed yet, such as technical solutions, manufacturing methods, formula, processes, technical specifications, computer software, research and development records, technical reports, test reports, technical documentation, operational manuals, test data, drawings, product sale plans, customer lists, supply channels, inventory information, financial information, meeting minutes, business decisions, statements and reports, prices, information, programs, and so forth.

The receiving party shall not directly or indirectly use, release, disclose or transfer to any third party or authorize any third party to use the Confidential Information in any manner for any purpose not agreed herein. The receiving party shall not take the confidentially obligations specified herein if the Confidential Information: (i) was or becomes in the public domain at or after the time when it was received, not due to the fault of the receiving Party; (ii) was rightfully known to or was rightfully in the possession of the receiving Party without restriction at the time of receipt; (iii) became known to the receiving party from a third party which is not subject to any confidentiality obligation.

Liability for breach of agreement

In case any party breaches the provisions of this Agreement, whether willful or negligent, the breaching party shall pay to the other party an amount of the damages, as mutually agreed upon or determined by a court with the jurisdiction.

Rescission of agreement

Where a party breaches any clause of this Agreement, the other party can issue a written notice to the breaching party, requesting him to rectify the violating act. If the breaching party fails to rectify within 30 days since the receipt of the above written notice, the other party has the right to rescind this Agreement.

If a party fails to perform this Agreement due to a force majeure, both parties can negotiate to rescind this Agreement or to revise this Agreement.

Settlement of dispute

All disputes in connection with this Agreement or the performance hereof shall be settled through friendly negotiation. In the event that the dispute cannot be resolved by mutual discussion, the dispute shall be submitted to Hong Kong International Arbitration Center in accordance with its arbitration proceedings. The arbitration award rendered by the said center shall be final and binding upon both parties. The arbitration shall be governed by laws of the Hong Kong. The costs of arbitration shall be borne by the losing party.

Governing law

This Agreement is governed and construed in accordance with, and all actions arising hereunder shall be governed by, the laws of Hong Kong.

Other

This Agreement is made in both English and Chinese versions, with each party holding one original (English and Chinese version). In case of any discrepancy between the two versions, the English version shall prevail.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

Assignor	Assignee
/s/ Chang Cho-Po	/s/TSAI Hsui Ping
Mr. CHANG, Cho-Po	Ms. TSAI Hsui Ping
WITNESS	WITNESS
/s/ LI Hui	/s/ YANG Xiaoting

LI Hui	YANG Xiaoting
Print Name and Title	Print Name and Title

Appendix A-Know-How

PROCESS AND FORMULA OF

PROBIOTICS-BASED ORGANIC FERTILIZER

With whole milk and some marine organisms as the culture medium, this probiotics-based organic fertilizer comes into being after natural fermentation. It contains 10 microbe strains which are very beneficial to soil, including phosphoric acid releasing bacteria, Bacillus subtilis, fluorescence bacteria, actinomycete, etc. It is able to decompose not only a phosphate or potassium fertilizer which is fixed in the soil by calcium ions into ingredients assimilable to the plant but also poisonous substances and heavy metals in the soil, and thus controls soil diseases effectively. By the means of the rhizosphere around plant roots which generates antibodies, this probiotics-based organic fertilizer achieves the effect of inhibiting bacteria with bacteria.

If used for a long period of time, it will change soil physicochemical properties, bring about excellent air permeability in soil by forming aggregates, lower the amount of the applied chemical fertilizers and pesticides and increase production by 15% to 20%. All in all, it is the most advanced and environmentally friendly nutrient for plants of the 21st century.

Process of making Probiotics-Based Organic Fertilizer and storage thereof

1.	Chop straws into pieces having a length of 1-2 cm; put all the raw materials into a stirrer and mix them well.
2.	Add, to thus obtained mixture, probiotics and water, and mix them well, the resultant mixture having a water content of 40%.
3.	Bagged the resultant mixture on a 50 kg per bag basis and seal the bags.
4.	Stack the bags in a dark, cool place with the temperature maintained at 20-30oC. Never expose them to sunlight.
5.	3 days later, check whether the bags swell (swelling indicates that fermentation has being taking place) and feel warm (a higher temperature indicates that the bacteria has been reproducing).
6.	7 days later, open one bag to see if it has a sour and sweet taste and an alcohol smell (if so, the fermentation is normal).
7.
The preparation of the organic fertilizer is determined to be successful if no swelling or heat release occurs any more and the product has a sour and sweet taste and an alcohol smell after the fermentation concludes.

Ingredients of Probiotics-Based Organic Fertilizer

Components of Probiotics

1.	Nitrogen fixing bacteria (40%), by which naturally occurring nitrogen molecules are fixed as nitrogen sources for plants to make nitrogenous nutrients.

2.	Phosphoric acid releasing bacteria (15%), by which insoluble phosphates and potassium salts in the soil are converted into soluble phosphate, iron, calcium and potassium fertilizers.

3.	Yeasts (5%), which make celluloses and auxins, break down organic materials and increase anti-disease abilities of plants.

4.	Lactobacilli (15%), which make organic acids and improve anti-disease abilities of plants.

5.	Photosynthetic bacteria (7%), which make glucose, secrete carotenoids and eliminate such poisonous substances as hydrogen sulphide and ammonia—known as “nourishing the soil through detoxification”.

6.	Actinomycetes (3%), which inhibit plant diseases and insect pests by continuously secreting certain amounts of antibiotics.

7.	Growth factor producing bacteria (15%), which promote vigorous growth of roots, stalks and leaves of plants by continuously secreting certain amounts of auxins.

Efficacy of Probiotics-Based Organic Fertilizer

1.
Soil fertilization. The beneficial bacteria and derivatives thereof created by this probiotics-based organic fertilizer during fermentation accelerate the transformation of slowly available nutrients into immediately available nutrients, thereby nourishing the soil and providing the plant with assimilable substances. If used frequently, it will result in multiplication of the number of microorganisms in the soil and increase their activities.

2.
Anti-salinization. The halotolerant and halophilic strains contained in the beneficial bacteria of the probiotics-based organic fertilizer can inactivate bases in the soil, remove base-related obstacles and alleviate saline soil damages.

3.
Anti-pathogen. There are a large number of resting spores of beneficial organisms in the probiotics-based organic fertilizer. When it is applied to a plant after being diluted with water, reproduction of those beneficial organisms makes it difficult for the pathogens to adhere to the plant, to breed and to have the plant infected with diseases. The resting spores do not lose their activity even though they are stored at room temperature for a long time. The antibiotics secreted by them inhibit breeding of the pathogens. The algae extract contained in the probiotics-based organic fertilizer has an inhibitive effect on diseases caused by some bacteria like fusaria.

4.
Nitrogen fixation. The probiotics-based organic fertilizer makes it possible for nitrogen gas in the atmosphere to be fixed and become substances assimilable to the plant. The assimilated nitrogen participates in the synthesis of fatty acids. The product “carbon dioxide” released from respiration of diazotrophs functions as a niche for anaerobic photosynthetic bacteria as well as a raw material for them to synthesize sugar and generate oxygen by using the energy from sunlight.

5.
Phosphoric acid and potassium releasing. Although the soil contains a wide variety of phosphates which are present in large quantities, plenty of phosphate fertilizers have to be applied year after year to ensure normal growth of the plant. That is because the applied water-soluble phosphate fertilizers combine with mineral elements in the soil and form water-insoluble phosphates which cannot be assimilated by the plant, such as calcium phosphate, aluminum phosphate and iron phosphate. In general, only 20% of the applied phosphate fertilizers are assimilable to the plant. One of the roles of effective organism (EM) fertilizers is to release phosphoric acid—known as “phosphoric acid releasing”, that is, they convert the phosphates confined in the soil into water-soluble phosphates. The probiotics-based organic fertilizer is also capable of effectively releasing some elements which are apt to form water-insoluble salts, such as potassium, calcium, iron and magnesium.

6.
High efficacy. The probiotics-based organic fertilizer leads to a 20-60% increase in output. It helps the growth of plants and facilitates their flower bud differentiation by promoting root development and photosynthesis. As a result, the plants become mature earlier and acquire improved quality. If fruit seedlings are dipped in a solution of the probiotics-based organic fertilizer, then the roots will develop rapidly, the sprouts will be vigorous, and the fruits will be borne a year early. If the probiotics-based organic fertilizer is sprayed over fruit trees, the leaves will be greener and suffer less diseases, less abscission of flowers and fruits will occur, and the fruits will assume better shapes and taste sweeter. If it is used in the planting of melons and vegetables, the production will increase, and the products will be more nutritious and taste better. If it is used in the cultivation of flowers, a longer period of flowering and beautiful colors is expectable. If used in garden plants, it leads to a higher survival rate of the seedlings and healthy growth. If it is used in a piece of turf, the turf will be greener and softer.